EXHIBIT 10.10

CONSULTANT AGREEMENT

This Agreement (hereinafter “Agreement”) is effective as of the 6th day of August, 2004 between Leiner Health Products, LLC, (hereinafter “Company”), a Delaware limited liability company, with principal place of business at 901 East 233rd Street, Carson, California 90745-6204, and Gerardo Perez, (hereinafter “Consultant”), an individual, with principal place of business at 3071 NE 40th Street, Fort Lauderdale, Florida 33308-5829, and who together shall be referred to herein as Parties.

RECITALS

WHEREAS, Consultant has substantial expertise in providing services of the kind described below, and desires to provide services to Company, and,

WHEREAS, Company desires the services of Consultant, subject to the terms and conditions set forth hereinbelow and agreed to by the Parties,

NOW, THEREFORE, the Parties agree as follows:

1. Services. Consultant shall use his best efforts to diligently and faithfully advise the Company’s Chief Executive Officer and more specifically provide to Company the following management consulting services (hereinafter “Services”):

(a)	Assist Company’s Executive Vice President and Corporate General Manager in developing the next phase of project management (advise on architecture);

(b)	Advise Company’s Chief Financial Officer, concerning understanding of key players/levers in the back-end of the business;

(c)	Work with Company’s Chief Science Officer, to ensure continuous positive position with the FDA (specifically including the Quality Review Board and Wal-Mart Review Board);

(d)	Work with Company’s President and Chief Science Officer regarding the Quality Assurance/Quality Control Succession Plan;

(e)	Assist Company on acquisition integrations as requested;

(f)	Attend and/or participate in Management meetings at Company’s request;

(g)	Develop and implement a long-term plan for softgels;

(h)	Assist in engineering, installation and qualification of granulation capabilities at Company’s Fort Mill facility;

(i)	Assist in the transfer of loratadine to Company’s Fort Mill facility and ensure successful approval of all FDA filings;

(j)	Assist in the transfer of all OTC and RX products to Company’s Fort Mill facility; and

(k)	Implement and/or assist in other projects as directed by the Company’s Chief Executive Officer

2. Term. This Agreement shall commence on August 6, 2004 and shall continue until August 5, 2005 in which Consultant shall provide Services and be available to Company a minimum of thirteen (13) days per month to ensure completion of the Services, as agreed with Company’s Chief Executive Officer. The term of this Agreement may be extended for two (2) additional terms of twelve (12) months each, by a mutual agreement between the Parties.

3. Compensation. Company shall pay Consultant from August 6, 2004 through August 5, 2005 the sum of $1,400 per day (estimated at $218,400 per year). Additional incentives, if any, shall be linked to objectives and shall be at the discretion of the Company’s Chief Executive Officer. If the term of this Agreement is extended as set forth above, compensation will be determined at that time, but shall not fall below the minimum necessary to provide health insurance to Consultant. Travel-related expenses shall be covered in accordance with the Company Travel Policy and as approved by the Company’s Chief Financial Officer.

4. Place of Performance. The Services shall be performed at Consultant’s home office or at Company’s Carson and Fort Mill facilities. Consultant shall have access to an Executive Assistant and shall have access to office space while at Company’s facilities, when needed.

5. Project Schedule. Except as otherwise designated specifically by Company in writing, it is agreed that Consultant shall choose his own working schedule with respect to completing the Services in a timely manner.

6. Use of Third Parties. Consultant hereby agrees to obtain prior written approval by Company before any third party is engaged regarding the Services.

7. Ownership of Work Product. Consultant agrees that the product of the services performed for Company is work-made-for-hire and is, and shall remain, the exclusive property of Company. Consultant agrees, on behalf of itself, its employees, stockholders, successors, representatives, heirs, and authorized assigns, that it shall promptly communicate and disclose to Company, all inventions, discoveries and improvements, whether patentable or not, conceived or originated by Consultant solely or jointly with others, at Company’s expense, or at Company’s facilities, or at Company’s request, or based on knowledge or information obtained from Company during the course of such engagement. Upon request, Consultant will without additional compensation, execute all papers necessary to transfer to Company or Company’s nominees, free of encumbrance or restrictions, all such inventions, discoveries and improvements. All transfers aforesaid shall include the patent rights in the United States and all foreign countries. All trademarks, trade dress, and trade styles created shall be and remain the exclusive property of Company.

8. Confidentiality. Consultant hereby recognizes that it may be necessary for Company to disclose to Consultant certain proprietary or confidential information during the course and scope of this engagement, including, but not limited to, information relative to Company’s inventions, designs, systems, improvements, market strategies, trade secrets, customer lists and other private matters (collectively, the Information). This Information shall include information which may be acquired from Company or from Company’s employees or consultants, or while on Company’s premises. Consultant hereby agrees it will not to make use of the Information for any purpose other than to provide services hereunder; will maintain all Information in confidence, and will not reveal or disclose, directly or indirectly, the Information to any other person or entity without Company’s prior written consent. Consultant hereby agrees to take all reasonable and necessary measures to ensure there are no unauthorized disclosures of such Information, which measures shall be no less than Consultant utilizes with respect to its own confidential and proprietary information. This obligation shall survive the expiration of this Agreement.

9. Return of Files, Data. Upon termination of this Agreement, Consultant shall return to Company all files, data and other materials made by Consultant, or a third party for Consultant, or for Consultant by Company, or supplied by Company to Consultant, or supplied by Company to a third party for Consultant, in the course of its engagement under this Agreement.

10. Independent Consultant. Consultant hereby agrees that his status shall be that of an independent consultant and not that of agent or employee of Company. Consultant shall not have the right or power, nor shall he attempt to enter into any contracts or commitments on Company’s behalf without the prior express written approval of Company.

11. No Assignment. Consultant hereby acknowledges that this Agreement is for personal services and cannot be assigned, in whole or in part, without Company’s express written consent, which consent may be withheld for any reason whatsoever. Any unauthorized assignment shall be considered void and may be deemed by Company as a material breach of this Agreement. If a controlling interest in Consultant’s business is transferred, sold, or acquired by another, including but not limited to an assignment for the benefit of creditors, or to a receiver, such occurrence may be deemed an unauthorized assignment by Consultant, and Company may then declare in its sole discretion a default of this Agreement.

12. Use of Company Name. Consultant hereby agrees not to use the name of Company, or any division, subdivision, subsidiary, parent, or related company thereof without the prior written consent of Company.

13. Termination. This Agreement shall terminate upon satisfactory completion of the Services as described herein, unless earlier terminated in accordance with this Agreement. Company may only terminate this Agreement with cause or upon breach of any material obligations under this Agreement by Consultant. Company may immediately terminate this Agreement as stated above upon written notice to Consultant, effective upon mailing.

14. Applicable Law/Arbitration/Attorneys’ Fees. This Agreement shall be construed and performed under the laws of the State of California. Any claim or controversy between the parties hereto arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be only one arbitrator in any such proceeding. Such arbitration shall be held in Los Angeles County, California. The final award shall: (a) set forth the grounds, factual and legal upon which it is rendered; (b) award to the prevailing party its reasonable legal costs, including attorneys’ fees, the prevailing party being that party who has on whole prevailed over the other on the merits of the proceeding; (c) may include pre-award interest as is equitable and/or just; and, (d) may grant equitable relief as is just and provided by the Commercial Arbitration Rules.

15. Notices. Except for notice of breach effective upon mailing, any notice permitted or required hereunder shall be deemed to have been received upon transmission by facsimile or three (3) days after mailing, postage prepaid, first class U.S. mail, to the address set forth below, or to such other address which has been specified by either party in writing, unless earlier received:

To Company:
Leiner Health Products, LLC
901 East 233rd Street
Carson, California 90745
Facsimile: 310-952-7768
Attn.: Chief Executive Officer

To Consultant:	3071 NE 40th Street
Fort Lauderdale, Florida 33308-5829
Facsimile:
Attn.: Gerardo Perez

16. Miscellaneous Provisions:

This Agreement shall be deemed modified to the extent necessary to comply with any Federal or State law. The invalidity or unenforceability of any provision hereof shall not prejudice or affect in any way the validity or enforceability of any other provision. In the event of default by Consultant of this Agreement, Company shall have the right to offset from monies otherwise due Consultant, howsoever incurred, any sums owed Company as liquidated damages, and/or actual damages, as the case may be, without prejudice to any and all other legal or equitable remedies afforded Company. Time is of the essence of this Agreement. No failure by Company to require Consultant’s strict performance of any covenant or condition in this Agreement shall be deemed a waiver of the right to require the later strict performance of same, or any other covenant or condition. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. The captions of paragraphs in this Agreement are for convenience only, are not a part hereof, and do not in any way limit or amplify the terms and conditions of this Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, executors, administrators, successors and authorized assigns. This document contains the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior and contemporaneous understandings, representations and discussions between the parties relating hereto, whether oral or in writing. No stipulation, agreement, representation or understanding of the parties shall be valid or enforceable unless contained in this Agreement or in any supplemental written agreement signed by authorized representatives of both parties hereto. This Agreement has been negotiated in good faith by both parties and the usual rules of construction or interpretation holding one party responsible or liable for any ambiguity shall not apply.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above entered.

LEINER HEALTH PRODUCTS, LLC		GERARDO PEREZ

By:	/s/ Robert K. Reynolds	By:	/s/ Gerardo Perez
Robert K. Reynolds
Its:	Chief Financial Officer